Exhibit 10.12

ASSET PURCHASE AGREEMENT

ACQUISITION OF CERTAIN ASSETS OF

SEACHAID PHARMACEUTICALS, INC.

BY

K2 THERAPEUTICS, INC.

DATED AS OF MAY 30, 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1
1.2	Interpretation	7

ARTICLE II	PURCHASE & SALE OF PURCHASED ASSETS	7

2.1	Purchased Assets	7
2.2	Excluded Assets	8
2.3	Assumed Liabilities	9
2.4	Retained Liabilities	9
2.5	Purchase Price; Payment of Purchase Price	10
2.6	Allocation of Purchase Price	10
2.7	Closing	10
2.8	Transfer Taxes	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	11

3.1	Organization and Qualification	11
3.2	Authority Relative to this Agreement	11
3.3	No Conflict	11
3.4	Required Filings and Consents	12
3.5	Intellectual Property	12
3.6	Contracts	14
3.7	Compliance with Laws	15
3.8	Claims and Proceedings	15
3.9	Regulatory Compliance	16
3.10	No Finder	16
3.11	Financial Statements	17
3.12	Solvency	17
3.13	Capitalization, Etc.	17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17

4.1	Organization and Qualification	18
4.2	Authority Relative to this Agreement	18
4.3	No Conflict	18
4.4	Required Filings and Consents	19
4.5	Capitalization; Subsidiaries	19
4.6	No Finder	20
4.7	Liabilities	20
4.8	Agreements; Action	20
4.9	Obligations to Related Parties	21
4.10	Changes	21
4.11	Title to Properties and Assets; Liens, Etc.	22
4.12	Intellectual Property	22
4.13	Litigation	23
4.14	Tax Returns and Payments	23

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TABLE OF CONTENTS

(continued)

4.15	Employees	24
4.16	Compliance with Laws; Permits	24
4.17	Environmental and Safety Laws	24
4.18	Real Property Holding Corporation	24

ARTICLE V	CLOSING DELIVERABLES	25

5.1	Closing Deliverables of Purchaser	25
5.2	Closing Deliverables of Seller	25

ARTICLE VI	ADDITIONAL COVENANTS	26

6.1	Further Assurances	26
6.2	Expenses	26
6.3	Public Announcements	26
6.4	Confidentiality	26
6.5	Transfer of Files	27
6.6	Investor Agreements of Purchaser	27
6.7	Distribution of Equity Consideration	27

ARTICLE VII	SURVIVAL; INDEMNIFICATION	27

7.1	Survival of Representations and Warranties	27
7.2	Indemnification by Seller	27
7.3	Indemnification by Purchaser	28
7.4	Notice of Claims	28
7.5	Limitation of Claims	28
7.6	Objections to Claims	29
7.7	Resolution of Conflicts	29
7.8	Third Party Claims	29
7.9	Survival of Indemnification Claims	31
7.10	Tax Effect of Indemnification Payments	31
7.11	Sole Remedy	31

ARTICLE VIII	GENERAL	31

8.1	Notices	31
8.2	Severability	32
8.3	Successors and Assigns; Parties In Interest	33
8.4	Incorporation of Exhibits	33
8.5	Governing Law	33
8.6	Headings; Interpretation	34
8.7	Counterparts; Facsimiles	34
8.8	Entire Agreement	34
8.9	Waivers and Amendments; Non-Contractual Remedies	34
8.10	Knowledge	34
8.11	Time Of The Essence	34
8.12	Specific Performance	34

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EXHIBIT LIST

EXHIBIT A-1	Form of Assignment and Assumption Agreement

EXHIBIT A-2	Patent Assignment

EXHIBIT B-1	Allocation of Purchase Price Methodology

EXHIBIT B-2	Form 8594

EXHIBIT C	Purchaser’s Amended and Restated Certificate of Incorporation

EXHIBIT D	Form of Consent and Release Agreement

EXHIBIT E	Seller’s Capitalization Table
SCHEDULE LIST
SCHEDULE I	Patents and Patent Applications

SCHEDULE II	Transferred Agreements

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of May 30, 2014 by and between K2 THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), and SEACHAID PHARMACEUTICALS, INC., a Delaware corporation (“Seller”).

RECITALS:

Subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Encumbrances (other than the Assumed Liabilities and Permitted Encumbrances, and those arising under the Transferred Agreements), all of Seller’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Activities to Date” shall have the meaning given to such term in Section 3.9(a).

“Acquisition” shall have the meaning given to such term in the Recitals.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement.

“Assignment and Assumption Agreement” shall have the meaning given to such term in Section 2.5(b).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

“Claim” shall have the meaning given to such term in Section 3.8.

“Closing” shall have the meaning given to such term in Section 2.7.

“Closing Date” shall have the meaning given to such term in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

“Confidential Information Agreements” shall have the meaning given to such term in Section 4.15.

“Consent and Release Agreement” shall have the meaning given to such term in Section 5.2(c).

“Contract” means, with respect to any Party, any contract or agreement, whether oral or written, between such Party and any other Person(s).

“Contract Consents” shall have meaning given to such term in Section 3.6(a).

“Control” or “Controlled,” with respect to any Information or intellectual property right, means possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information or intellectual property right, in each case subject to the terms of any agreement or other arrangement with any third party.

“Damages” shall have the meaning given to such term in Section 7.2.

“Debarred Entity” shall mean a corporation, partnership, or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from submitting or assisting in the submission of any abbreviated drug application.

“Debarred Individual” shall mean an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a Person that has an approved or pending drug product application.

“EMA” shall mean the European Medicines Agency or any successor agency thereof or, to the extent the mutual recognition procedure is used for a licensed product in the European Union, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union through marketing approval, not including governmental authorities with responsibility solely for pricing or reimbursement approvals.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, right of first negotiation, preemptive right, community property interest, legend, defect, impediment, reservation, limitation, impairment, imperfection of title, escrow or restriction of any nature (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Consideration” shall have the meaning set forth in Section 2.5(a).

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Patent Applications” shall have the meaning given to such term in Section 2.2(g).

“Excluded Program Therapy Material” shall have the meaning given to such term in Section 2.2(f).

“FDA” shall mean the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

“Form 8594” shall have the meaning given to such term in Section 2.6.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Indemnification Cap” shall have the meaning given to such term in Section 7.5.

“Indemnified Party” shall have the meaning given to such term in Section 7.4.

“Indemnifying Party” shall have the meaning given to such term in Section 7.4.

“Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), formulations, processes, analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

“Intellectual Property” shall mean and include all assay components, biological materials, cell lines, preclinical and clinical data, study designs, chemical compositions or structures, databases and data collections, diagrams, formulae, gate arrays, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, sketches, designs, schematics, specifications, test results, test vectors, techniques, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” means the United States Internal Revenue Service.

“Knowledge” shall have the meaning given to such term in Section 8.10.

“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Material Adverse Effect” means, with respect to any Party, any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of such Party’s operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, taken as a whole.

“Notice of Claim” shall have the meaning given to such term in Section 7.4.

“Orders” shall have the meaning given to such term in Section 3.7.

“Party” means Seller or Purchaser, individually, as the context so requires, and the term “Parties” means collectively, Seller and Purchaser.

“Patent Assignment” shall have the meaning given to such term in Section 2.5(c).

“Permitted Encumbrance” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures and (b) other Encumbrances that are individually and in the aggregate immaterial to the operations of the Seller and/or ownership of the Purchased Assets.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Plan” shall have the meaning given to such term in Section 4.5

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Product Licenses” shall have the meaning given to such term in Section 3.9(a).

“Program” shall mean all of Seller’s activities directed specifically to the development and manufacture of the Program Therapy up to the Closing Date.

“Program IP” shall mean all Intellectual Property Rights and other proprietary rights related to the Program Therapy (other than Program Patents and the Excluded Patent Applications) owned by Seller.

“Program Know-How” shall mean Information not included in the Program Patents, which Information is: (a) Controlled by Seller immediately prior to the Closing; and (b) directed to the development, manufacture (including synthesis, formulation, storage, breeding, finishing or packaging), use, offer for sale, sale or import of any Program Therapy.

“Program Patents” shall mean:

(a) the patents and patent applications listed on Schedule I;

(b) any and all divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);

(c) the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);

(d) the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and

(e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

“Program Technology” shall mean the Program IP, Program Know-How and Program Patents.

“Program Therapy” shall mean: (a) the Seller’s product candidate referred to as SP 3025, an echinocandin antifungal compound currently being developed as an antifungal agent suitable for once weekly intravenous, oral, sub-cutaneous and topical administration; and (b) any derivative or extension of the therapy described in the preceding clause (a) existing as of the Closing Date. The Program Therapy does not include any right, title or interest in or to the Excluded Patent Applications or any patents issued in connection therewith, including any divisionals, continuations or continuations-in-part.

“Purchase Price” shall have the meaning given to such term in Section 2.5(a).

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

“Purchaser Disclosure Schedules” shall have the meaning given to such term in the first paragraph of ARTICLE IV.

“Purchaser Indemnitees” shall have the meaning given to such term in Section 7.2.

“Purchaser Third Party Claim” shall have the meaning given to such term in Section 7.8.

“Purchaser’s Common Stock” shall have the meaning given to such term in Section 4.4(a).

“Purchaser’s Preferred Stock” shall have the meaning given to such term in Section 4.4(a).

“Purchaser’s Restated Charter” shall mean the Purchaser’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

“Purchaser’s Series A Preferred Stock Purchase Agreement” shall mean that certain Series A Preferred Stock Purchase Agreement, dated on even date herewith, by and among the Purchaser and the Purchasers set forth on Exhibit A thereto.

“Regulatory Authority” shall mean any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of any pharmaceutical, therapeutic, biologic or medical device product, including the FDA and EMA.

“Representatives” means, with respect to any Party, such Party’s directors, officers, members, managers, Affiliates, attorneys, accountants, representatives and other agents.

“Retained Liabilities” shall have the meaning given to such term in Section 2.4.

“Seller” shall have the meaning given to such term in the preamble of this Agreement.

“Seller Disclosure Schedules” shall have the meaning given to such term in the first paragraph of ARTICLE III.

“Seller Indemnitees” shall have the meaning given to such term in Section 7.3.

“Seller Third Party Claim” shall have the meaning given to such term in Section 7.8.

“Seller-Licensed Patents” shall mean Program Patents owned solely or jointly by any Person other than Seller that are licensed to the Seller.

“Seller-Owned Patents” shall mean Program Patents owned solely by the Seller or Seller’s joint ownership interest in Program Patents owned jointly by the Seller and any other Person(s).

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Taxes” means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any Liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii) or (iii).

“Transaction Documents” means, collectively, this Agreement, the Patent Assignment, the Consent and Release Agreements, and the Assignment and Assumption Agreement.

“Transaction Expenses” shall have the meaning given to such term in Section 6.2.

“Transferred Agreements” shall have the meaning given to such term in Section 2.1(b).

“Unaudited Financial Statements” shall have the meaning given to such term in Section 3.11.

1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

PURCHASE & SALE OF PURCHASED ASSETS

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances (other than the Assumed Liabilities and Permitted Encumbrances, and those arising under the Transferred Agreements), all of Seller’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”):

(a) All Program Technology (including any derivative or extension of the Program Therapy developed, generated or synthesized by or on behalf of Purchaser or any of its Affiliates or licensees of the Program Patents after the Closing) and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Program Technology and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(b) All Contracts that are set forth on Schedule II (the “Transferred Agreements”);

(c) Seller’s interest in and to any Program Therapy material (other than the Excluded Program Therapy Material), starting materials, intermediates and reference standards for and Program Therapy stock on hand; and

(d) All of Seller’s data, records, files, manuals and other documentation that relate primarily to the Program Technology or the Transferred Agreements, including: (i) studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise; (ii) all regulatory submissions and any amendments thereto prepared in connection with the Program Therapy and all related materials and documentation including regulatory correspondence, tracking files, meeting minutes and strategy materials; and (iii) all files, documents, correspondence, and records of attorneys or consultants of Seller relating to the prosecution of Program Patents;

in each case, excluding the Excluded Assets. The delivery of all Purchased Assets in a physical form shall be made at such place as designated by Purchaser at Purchaser’s expense.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, all assets of Seller not specifically listed in Section 2.1 (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, are not part of the sale and purchase contemplated hereunder, and shall remain the property of Seller after the Closing. The Excluded Assets include the following assets:

(a) All minute books and corporate seals, Tax Returns and similar records of Seller;

(b) All cash, cash equivalents on hand or in bank accounts and short term investments;

(c) Any prepayment, refund, claim, offset or other right of Seller with respect to any Tax of the Seller or any Tax arising or resulting from or in connection with the ownership of the Purchased Assets or operation of the Program attributable to any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date;

(d) All claims, counterclaims, remedies, rights, consideration (including contractual rights) and any other rights related to any Excluded Asset, including all claims arising under Transferred Agreements with respect to any period prior to Closing;

(e) All rights under insurance policies, including, without limitation, all claims, refunds and credits due or to become due under such policies;

(f) The following Program Therapy material made by Seller for transfer directly to Purchaser, which will be purchased by Purchaser in a separate transaction with Seller: (i) Lot# 018-231-1: ~5.8g bulk, (ii) Lot# 018-231-2: 6g bulk and (iii) Lot# 018-231-3: 2.8g bulk (collectively, the “Excluded Program Therapy Material”); and

(g) The patent applications listed on Schedule 2.2 of the Seller Disclosure Schedules (the “Excluded Patent Applications”) and any patents issued in connection therewith, including any and all divisionals, continuations and continuations-in-part.

2.3 Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained herein, and subject to Section 2.4, Purchaser hereby assumes and agrees to pay, perform, and discharge in a timely manner when due the following: (a) any Liabilities of Seller under the Transferred Agreements, but only to the extent such Liabilities (i) arise after the Closing, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Transferred Agreements and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Agreements; and (b) all Liabilities of Seller relating to the prosecution, ownership, operation, maintenance, sale, lease or use of Purchased Assets by Purchaser but only to the extent that they arise after the Closing (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary in the foregoing sentence, Purchaser shall assume the obligations to pay the following invoice and amounts due (or to become due) under the following purchase orders, and such obligations shall be deemed to be Assumed Liabilities of Purchaser:

(a) Invoice #JMI-3103 issued by JMI Laboratories to Seller on May 20, 2014 for $2,500 in connection with services provided to Seller under that certain Publication Plan Using The Initial Development Results Of The Investigational Echinocandin SP3025, executed April 11, 2014, by and among Seller, JMI Laboratories and Mariana Castanheira, Ph.D.;

(b) Purchase Order Number 2014-027-AF to Concord Biotech Limited, dated March 5, 2014; and

(c) Purchase Order Number 2014-028-AF to Bachem America, Inc., dated March 17, 2014.

2.4 Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, and shall have no Liability for, any Liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

2.5 Purchase Price; Payment of Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) for the Purchased Assets shall consist of: (i) the assumption of the Assumed Liabilities; and (ii) 17,858,550 shares of Purchaser’s Common Stock (the “Equity Consideration”).

(b) Purchaser and Seller shall execute and deliver an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit A-1 (the “Assignment and Assumption Agreement”), evidencing the assignment by Seller of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities.

(c) Purchaser and Seller shall execute and deliver a Patent Assignment, a form of which is attached hereto as Exhibit A-2 (the “Patent Assignment”), evidencing the assignment by Seller of the issued patents and patent applications included in the Purchased Assets.

(d) The Equity Consideration shall be issued to Seller by Purchaser at the Closing.

2.6 Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated for Tax purposes among the Purchased Assets in accordance with the methodology set forth on Exhibit B-1 and that the Parties will reflect such allocation on IRS Form 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto, in the form attached hereto as Exhibit B-2 (“Form 8594”). The Parties hereto further agree that: (a) such allocation of Purchase Price shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns; and (b) they will not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation.

2.7 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place at the offices of Purchaser concurrently with the execution and delivery of this Agreement by all of the Parties hereto, or at such other time and place as may be mutually agreed by the Parties. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in ARTICLE V hereof and as may reasonably be required to effect the transfer by Seller of the Purchased Assets and the issuance by Purchaser of the Equity Consideration pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

2.8 Transfer Taxes. Purchaser shall be responsible for the payment of all sales taxes, transfer taxes, filing fees and similar taxes, fees and charges arising out of or in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (including the Acquisition).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE III are true and correct in all material respects as of the Closing Date, except as specifically disclosed in a document of even date herewith and delivered by Seller to Purchaser referring to the representations and warranties of the Seller in this Agreement (the “Seller Disclosure Schedules”). The Seller Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this ARTICLE III, and the disclosure in any such specified schedule of the Seller Disclosure Schedules shall qualify only the corresponding subsection in this ARTICLE III (except to the extent that the relevance of such disclosure to other sections of the Seller Disclosure Schedules or this Agreement is reasonably apparent on its face from the content or the disclosure is specifically cross-referenced in another section of the Seller Disclosure Schedules).

3.1 Organization and Qualification. Seller is a corporation duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, or the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect, and has all requisite power and authority to own, operate or lease all of the assets purported to be owned by it, including the Purchased Assets and all rights of the Seller under Transferred Agreements, and to carry on the Program in all material respects as currently conducted. The Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

3.2 Authority Relative to this Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Acquisition). The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action of the Seller, and no other corporate action on the part of the Seller is necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby (including the Acquisition). This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflict. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (including the

Acquisition) will not: (a) conflict with or violate any provision of the Certificate of Incorporation of Seller; (b) assuming that all filings and notifications described in Section 3.4 have been made, conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; (c) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of, or result in the creation of an Encumbrance on any of the Purchased Assets or Transferred Agreements; or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that is to be included in the Purchased Assets or is held by the Seller or relates to the Purchased Assets; except where such violations, breaches, conflicts, defaults, accelerations, failures to give notice or occurrences of such other events described in clauses (a) through (d) of this Section 3.3 would not, in the aggregate, have a Material Adverse Effect on the Purchased Assets.

3.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby (including the Acquisition) will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority or Regulatory Authority.

3.5 Intellectual Property.

(a) Disclosure and Ownership of Program Patents. Schedule 3.5(a) of the Seller Disclosure Schedules lists all of the Seller-Owned Patents and Seller-Licensed Patents, setting forth in each case the jurisdictions in which the Seller-Owned Patents and Seller-Licensed Patents have been filed. Except as set forth in Schedule 3.5(a) of the Seller Disclosure Schedules, Seller has a valid, legally enforceable, and exclusive right to use and license all Seller-Owned Patents and Seller-Licensed Patents.

(b) Ownership of and Right to Use Program Know-How and Program IP; No Encumbrances. Except as set forth in Schedule 3.5(b) of the Seller Disclosure Schedules, Seller has good and valid title to, free and clear of all Encumbrances (other than the Assumed Liabilities and Permitted Encumbrances, and those arising under the Transferred Agreements), or a valid, legally enforceable right to use and license, the Program Know-How and Program IP.

(c) Agreements Related to Program Technology. The Transferred Agreements constitute all existing Contracts related to the Program Technology and/or Program Therapy other than (1) non-disclosure agreements and (2) invention assignment agreements with employees, consultants and contractors that assign or grant to the Seller ownership of inventions and intellectual property developed in the course of providing services to the Seller by such employees, consultants and contractors.

(d) No Third Party Rights in Program Technology. Except as set forth in Schedule 3.5(d) of the Seller Disclosure Schedules:

(i) No Employee Ownership. No current or former officer, director, employee, consultant or independent contractor of the Seller has any right, title or interest in, to or under any Program Technology developed by such person in the course of providing services to the Seller that has not been either (A) irrevocably assigned or transferred to Seller or (B) licensed (with the right to grant sublicenses) to Seller under an exclusive, irrevocable, worldwide, royalty-free, fully-paid and assignable license.

(ii) No Challenges. The Seller has not received any written communication from any Person challenging or threatening to challenge, nor is the Seller a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding or threatened proceeding in which any Person is challenging, (A) the Seller’s ownership of, and right to use and license, any Program Technology owned by the Seller, or (B) the Seller’s right to use and license any Program Technology that is not owned by the Seller.

(iii) No Restrictions. The Seller is not subject to any outstanding Order or stipulation restricting in any manner the use, transfer or licensing of the Program Technology by the Seller.

(e) Patents. Except as set forth in Schedule 3.5(e) of the Seller Disclosure Schedules:

(i) Proper Filing. All Seller-Owned Patents and Seller-Licensed Patents for which the Seller has any obligation to file or maintain have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed (other than lapsed provisional applications that have been converted to non-provisional applications), expired or been abandoned.

(ii) No Challenges. The Seller has not received any written notice of and has no Knowledge of any basis for any inventorship challenge, interference, invalidity or unenforceability with respect to Program Patents.

(f) No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Program IP and no method or process used in the development, current or past manufacturing or use of the Program Therapy infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Seller or the Program Therapy has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that the Program Therapy and any method or process used in the current or past development, manufacturing or use of Program Therapy infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is, to the Seller’s Knowledge, pending or threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. The Seller has never received any written notice or, to the Seller’s Knowledge, other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Program Therapy of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

(ii) Infringement Claims Affecting In-Licensed IP. To the Seller’s Knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Program Therapy.

(g) Confidentiality. Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of the Program Know-How.

(h) Employee, Consultant and Contractor Agreements. To the Seller’s Knowledge, all current and former employees, consultants and contractors of the Seller who are or were involved in, or who have contributed to, the creation or development of any Program Technology have executed and delivered to the Seller a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Seller of any intellectual property rights in Program Technology arising from services performed by such Persons. To the Seller’s Knowledge, no current or former employee, consultant or contractor is in violation of any term of any such agreement.

(i) No Government Funding. Except as set forth in Schedule 3.5(i) of the Seller Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Program Technology owned by the Seller.

3.6 Contracts.

(a) Schedule 3.6(a) of the Seller Disclosure Schedules contains a true and accurate list of all material Contracts pursuant to which Seller enjoys any right or benefit or undertakes any obligation related to the Purchased Assets, other than (i) non-disclosure agreements, (ii) licenses granted to the Seller for off-the-shelf software, and (iii) invention assignment agreements with employees, consultants and contractors that assign or grant to the Seller ownership of inventions and intellectual property developed in the course of providing services to the Seller by such employees, consultants and contractors. Each of the Transferred Agreements is valid and binding on Seller in accordance with its terms and is in full force and effect and enforceable by Seller in accordance with its terms. Except as set forth on Schedule 3.6(a) of the Seller Disclosure Schedules, no consents are necessary for the effective assignment to and assumption by the Purchaser of any of the Transferred Agreements or for the consummation of the transactions contemplated hereby (the “Contract Consents”).

(b) Subject to receipt on or prior to the Closing Date of any Contract Consent disclosed on Schedule 3.6(a), the consummation of the transactions contemplated by this Agreement will not result in a material breach of any Transferred Agreement.

(c) There exists no default or event of default or event, occurrence, condition or act, with respect to Seller, or to Seller’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Transferred Agreement. Seller has not received written or, to the Seller’s Knowledge, oral notice of, and has no Knowledge of any intent to effect, the cancellation, modification or termination of any Transferred Agreement. True, correct and complete copies of all Transferred Agreements have been delivered to Purchaser.

3.7 Compliance with Laws. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, Seller is not in conflict in any respect with or in default or violation of any material order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority or Regulatory Authority, materially affecting the Purchased Assets or the Program, or the Laws of any Governmental Authority, materially affecting the Purchased Assets or the Program. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, Seller has not received from any Governmental Authority any written notification with respect to possible conflicts, defaults or violations of Laws materially affecting the Purchased Assets or the Program.

3.8 Claims and Proceedings. Except as set forth on Schedule 3.8 of the Seller Disclosure Schedules, there is no outstanding Order of any Governmental Authority or Regulatory Authority against or involving the Purchased Assets, the Assumed Liabilities or any Program Therapy. To the Seller’s Knowledge, and except as set forth on Schedule 3.8 of the Seller Disclosure Schedules, there is no action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened against or involving the Purchased Assets, the Assumed Liabilities or any Program Therapy. To the Seller’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the ownership of the Purchased Assets or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Documents, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition or the consummation of the transactions contemplated by any of the Transaction Documents.

3.9 Regulatory Compliance.

(a) With respect to the Program Therapy, (A) the Seller has obtained all necessary and applicable approvals, authorizations, licenses and registrations required by the FDA (collectively, the “Product Licenses”) for the conduct of its development and commercialization activities conducted to date (the “Activities to Date”); (B) the Seller is in material compliance with all terms and conditions of each Product License and with all applicable legal requirements pertaining to the Activities to Date which are not required to be the subject of a Product License; and (C) to the Seller’s Knowledge, the Seller is in compliance in all material respects with all legal requirements regarding registration, license or certification for each site at which the Program Therapy is manufactured. The Seller is in compliance in all material respects with all applicable reporting requirements for all Product Licenses described in the immediately preceding sentence.

(b) The Seller is in material compliance with all FDA, EMA and any other Governmental Authority requirements applicable to the maintenance, compilation and filing of reports with regard to the Program Therapy.

(c) The Seller has not received any written notice or other written communication from the FDA, EMA or any other Governmental Authority alleging any violation of any laws by the Seller with respect to the Program Therapy.

(d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Seller, threatened) by the FDA, EMA or any other Governmental Authority with respect to the Program Therapy, including, to the Seller’s Knowledge, any facilities where the Program Therapy is produced, processed, packaged or stored.

(e) All filings with and submissions to the FDA, EMA or any other Governmental Authority made by the Seller with regard to the Program Therapy, whether oral, written or electronically delivered, were true and accurate in all material respects as of the date made, and, to the extent required to be updated, as so updated were true and accurate in all material respects as of the date of such update and did not materially misstate any of the statements or information included therein, or, to the Seller’s Knowledge, omit to state a material fact necessary to make the statements therein not misleading.

(f) The Seller is not, nor, to the Seller’s Knowledge, are any of its directors, officers, employees, agents, representatives or consultants, currently a Debarred Entity or Debarred Individual, as applicable, or is the subject of an investigation or proceeding that could lead to such Person becoming a Debarred Entity or Debarred Individual, as applicable.

3.10 No Finder. Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other brokerage fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment would be based. Seller shall be solely responsible for paying any and all fees, commissions or other compensation to which any party disclosed on Schedule 3.10 of the Seller Disclosure Schedules is entitled or claims on account of the Acquisition.

3.11 Financial Statements. The Seller has delivered to the Purchaser the unaudited balance sheets of the Seller as of December 31, 2013 and March 31, 2014 and the related statements of operations and cash flows for the year ended December 31, 2013 and the three months ended March 31, 2014 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except for the non-application of certain accounting requirements with respect to the Seller’s stock options and preferred stock and the absence of notes and, with respect to the unaudited balance sheet of the Seller as of March 31, 2014 and the related statements of operations and cash flows for the three months ended March 31, 2014, subject to year-end adjustments. The Unaudited Financial Statements present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. As of the Closing Date, Seller has no outstanding indebtedness.

3.12 Solvency. Immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated by the Transaction Documents, Seller will be able to pay its debts as they come due and Seller will not have unreasonably small assets with which to conduct its present or proposed business. The cash and other assets available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts of Seller promptly and in accordance with their terms. Seller has not, at any time, made a general assignment for the benefit of creditors, or filed, or had filed against it, any bankruptcy petition or similar Proceeding. As used in this Section 3.12, “debts” includes any legal Liability that is reasonably likely to occur or accrue.

3.13 Capitalization, Etc. The Seller has provided to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Seller, including all amendments thereto. Attached hereto as Exhibit E is a current list of all outstanding shares of the Seller’s capital stock and a list of stockholders of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct in all material respects as of the Closing Date, except as specifically disclosed in a document of even date herewith and delivered by Purchaser to Seller referring to the representations and warranties of Purchaser in this Agreement (the “Purchaser Disclosure Schedules”). The Purchaser Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this ARTICLE IV, and the disclosure in any such specified schedule of the Purchaser Disclosure Schedules shall qualify only the corresponding subsection in this ARTICLE IV (except to the extent that the relevance of such disclosure to other sections of the Purchaser Disclosure Schedules or this Agreement is reasonably apparent on its face from the content or the disclosure is specifically cross-referenced in another section of the Purchaser Disclosure Schedules).

4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing in every jurisdiction in which the conduct of its business, or the ownership or lease of its properties, require it to be qualified or licensed to do business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

4.2 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Acquisition). The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action of the Purchaser and its board of directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the other Transactions Documents or to consummate transactions contemplated hereby and thereby (including the Acquisition). This Agreement and the other Transaction Documents have been, or when executed and delivered will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflict. Except as set forth on Schedule 4.3 of the Purchaser Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby (including the Acquisition) will not: (a) conflict with or violate any provision of the Certificate of Incorporation of Purchaser; (b) assuming that all filings and notifications described in Section 4.4 have been made, conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound; (c) contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of, or result in the creation of an Encumbrance on, any material contract or asset of Purchaser; or (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that is held by or relates to the Purchaser; except where such violations, breaches, conflicts, defaults, accelerations, failures to give notice or occurrences of such other events described in clauses (a) through (d) of this Section 4.3 would not, in the aggregate, have a Material Adverse Effect on Purchaser.

4.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby (including the Acquisition) will not, require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority.

4.5 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Purchaser, immediately prior to the Closing, consists of (i) 185,000,000 shares of Common Stock, par value $0.001 per share (the “Purchaser’s Common Stock”), 11,892,000 shares of which are issued and outstanding, and (ii) 127,214,000 shares of Preferred Stock, par value $0.001 per share (the “Purchaser’s Preferred Stock”), no shares of which are designated Series A Preferred Stock, none of which are issued and outstanding.

(b) All issued and outstanding shares of the Purchaser’s Common Stock and the Purchaser’s Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) The rights, preferences, privileges and restrictions of the Purchaser’s Common Stock and Purchaser’s Preferred Stock are as stated in the Purchaser’s Restated Charter attached hereto as Exhibit C. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Purchaser’s Preferred Stock. When issued in compliance with the provisions of this Agreement and the Purchaser’s Restated Charter, the shares that comprise the Equity Consideration will be validly issued, fully paid and nonassessable, and will be free of any Encumbrances other than Encumbrances created by or imposed upon the holders of such shares by this Agreement or any other agreement to which the holder is a party; provided, however, that the shares of Purchaser’s Common Stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The issuance of the Equity Consideration pursuant to this Agreement (and the subsequent distribution of such Equity Consideration pursuant to Section 6.7 hereof) will not be subject to any preemptive rights or rights of first refusal or similar right on, or similar agreement, arrangement or commitment with respect to, the capital stock of the Purchaser that have not been properly waived or complied with. All of the shares that comprise the Equity Consideration were issued in compliance with applicable Laws.

(d) Under the Purchaser’s 2013 Stock Option and Grant Plan (the “Plan”), (i) 11,892,000 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options and are included in Section 4.5(a)(i) above, (ii) options to purchase no shares have been granted and are currently outstanding, and (iii) 21,096,208 shares of Purchaser’s Common Stock remain available for future issuance to officers, directors, employees and consultants of the Purchaser. Other than (i) the shares reserved for issuance under the Plan, and except as may be granted pursuant to the Purchaser’s Series A Preferred Stock Purchase Agreement and the Related Agreements (as defined in the Purchaser’s Series A

Preferred Stock Purchase Agreement), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares that compromise the Equity Consideration.

(e) The Purchaser does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Purchaser is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Purchaser has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

4.6 No Finder. Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Claim for any such payment could be based.

4.7 Liabilities. The Purchaser has no material liabilities and, to the best of its knowledge no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.

4.8 Agreements; Action.

(a) Except for agreements contemplated hereby and by the Purchaser’s Series A Preferred Stock Purchase Agreement and agreements between the Purchaser and its directors, officers and employees with respect to the provision of services or the sale of the Purchaser’s Common Stock, there are no agreements, understandings or proposed transactions between the Purchaser and any of its officers, directors, employees, affiliates or any affiliate thereof.

(b) Except for agreements contemplated hereby and by the Purchaser’s Series A Preferred Stock Purchase Agreement, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Purchaser is a party or, to its knowledge, by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Purchaser in excess of $25,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Purchaser (other than licenses by the Purchaser of “off the shelf” or other standard products), or (iii) indemnification by the Purchaser with respect to infringements of proprietary rights.

(c) The Purchaser has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities

(other than trade payables incurred in the ordinary course of business) individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, other than indebtedness that will convert into shares of the Purchaser’s Preferred Stock pursuant to the Purchaser’s Series A Preferred Stock Purchase Agreement, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Purchaser has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

4.9 Obligations to Related Parties. There are no obligations of the Purchaser to officers, directors, stockholders, or employees of the Purchaser other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Purchaser and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Purchaser’s Board of Directors). None of the officers, directors or, to the best of the Purchaser’s knowledge, key employees or stockholders of the Purchaser or any members of their immediate families, is indebted to the Purchaser or has any direct or indirect ownership interest in any firm or corporation with which the Purchaser is affiliated or with which the Purchaser has a business relationship, or any firm or corporation that competes with the Purchaser, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Purchaser and (ii) investments by venture capital funds with which directors of the Purchaser may be affiliated and service as a board member of a Purchaser in connection therewith due to a person’s affiliation with a venture capital fund or similar institutional investor in such Purchaser. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Purchaser (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Purchaser).

4.10 Changes. Since inception of the Purchaser, there has not been to the Purchaser’s knowledge:

(a) Any change in the assets, liabilities, financial condition or operations of the Purchaser, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Purchaser;

(b) Any resignation or termination of any officer, key employee or group of employees of the Purchaser;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Purchaser by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Purchaser;

(e) Any waiver by the Purchaser of a valuable right or of a material debt owed to it;

(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) Any labor organization activity related to the Purchaser;

(h) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(i) Any change in any material agreement to which the Purchaser is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Purchaser;

(j) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition or operations of the Purchaser; or

(k) Any arrangement or commitment by the Purchaser to do any of the acts described in subsection (a) through (j) above.

4.11 Title to Properties and Assets; Liens, Etc. The Purchaser has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Purchaser, and (c) those that have otherwise arisen in the ordinary course of business.

4.12 Intellectual Property.

(a) The Purchaser owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Purchaser bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b) The Purchaser has not received any communications alleging that the Purchaser has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(c) The Purchaser is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Purchaser or that would conflict with the Purchaser’s business as proposed to be conducted. Each former and current employee, officer and consultant of the Purchaser has executed a proprietary information and inventions agreement in the form as delivered to Purchasers. No former and current employee, officer or consultant of the Purchaser has excluded works or inventions made prior to his or her employment with the Purchaser from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Purchaser does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Purchaser, except for inventions, trade secrets or proprietary information that have been assigned to the Purchaser and which are disclosed in the Schedule of Exceptions hereto.

4.13 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, currently threatened in writing against the Purchaser or any officers, directors or employees of the Purchaser that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Purchaser, financially or otherwise, or any change in the current equity ownership of the Purchaser or that questions the validity of this Agreement or the right of the Purchaser to enter into such agreement, or to consummate the transactions contemplated hereby. The foregoing includes, without limitation, actions pending or, to the Purchaser’s knowledge, threatened in writing involving the prior employment of any of the Purchaser’s employees, their use in connection with the Purchaser’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Purchaser nor, to the Purchaser’s knowledge, any of its officers, directors or employees is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no claim, action, suit, proceeding or investigation by the Purchaser currently pending or which the Purchaser intends to initiate.

4.14 Tax Returns and Payments. The Purchaser is and always has been a subchapter C corporation. The Purchaser has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Purchaser’s knowledge all other taxes due and payable by the Purchaser on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Purchaser has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Purchaser has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

4.15 Employees. The Purchaser has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Purchaser’s knowledge, threatened with respect to the Purchaser. The Purchaser is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of the Purchaser has been granted the right to continued employment by the Purchaser or to any material compensation following termination of employment with the Purchaser. To the Purchaser’s knowledge, no employee of the Purchaser, nor any consultant with whom the Purchaser has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Purchaser; and to the Purchaser’s knowledge the continued employment by the Purchaser of its present employees, and the performance of the Purchaser’s contracts with its independent contractors, will not result in any such violation. The Purchaser has not received any notice alleging that any such violation has occurred. The Purchaser is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Purchaser, nor does the Purchaser have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Purchaser’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Purchaser. Each current and former employee, consultant and officer of the Purchaser has executed an agreement with the Purchaser regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former key employee has excluded works or inventions from his or her assignment of inventions pursuant to such key employee’s Confidential Information Agreement. The Purchaser is not aware that any of its key employees is in violation of any agreement covered by this Section 4.15.

4.16 Compliance with Laws; Permits. To its knowledge, the Purchaser is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Purchaser. The Purchaser has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties or financial condition of the Purchaser and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.17 Environmental and Safety Laws. To its knowledge, the Purchaser is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.18 Real Property Holding Corporation. The Purchaser is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

ARTICLE V

CLOSING DELIVERABLES

5.1 Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) The Assignment and Assumption Agreement, duly executed by Purchaser;

(b) The Patent Assignment, duly executed by Purchaser;

(c) A stock certificate representing the Equity Consideration;

(d) A certificate of good standing, dated as of a date not more than five days prior to Closing, certifying that Purchaser is in good standing in the State of Delaware;

(e) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the signatories authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder on behalf of Purchaser; and

(f) Such other documents as are required to be delivered by Purchaser to Seller pursuant to this Agreement.

5.2 Closing Deliverables of Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a) The Assignment and Assumption Agreement, duly executed by Seller;

(b) The Patent Assignment, duly executed by Seller;

(c) A consent and release agreement, in the form attached hereto as Exhibit D (the “Consent and Release Agreement”), duly executed by each stockholder of Seller;

(d) A certificate of good standing, dated as of a date not more than five days prior to Closing, certifying that Seller is in good standing in the State of Delaware and the State of North Carolina; and

(e) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the signatories authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder on behalf of Seller.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Further Assurances. Each Party hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as the other Party or its counsel may reasonably request in order to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including putting Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement.

6.2 Expenses. Other than as contemplated by Section 2.8, each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the Acquisition, including all fees and expenses of its Representatives (the “Transaction Expenses”); provided that the Purchaser shall, promptly following an initial closing of its Series A Preferred Stock financing in which Aisling Capital LLC, or one of its Affiliates, is an investor, reimburse Seller for up to $10,000 of Seller’s Transaction Expenses.

6.3 Public Announcements. The Parties agree that no Party shall publish any press release, make any other public announcement or communicate with any news media concerning this Agreement or the transactions contemplated hereby without consulting with the other Party and giving the other Party a reasonable opportunity to review and comment upon any press release or other public statements and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation; provided, however, that nothing contained herein shall prevent a Party from promptly making all filings with Governmental Authorities as may, in its judgment, be advisable or required (i) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) by applicable Laws or the rules, regulations or other requirement of any Governmental Authority.

6.4 Confidentiality. Except as otherwise provided herein or in the other Transaction Documents, (i) Seller shall, and shall cause its Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, or comes into the public domain through no fault of Seller) all nonpublic, confidential or proprietary information concerning the Purchased Assets, and Seller shall not, after the date hereof, use such information to the detriment of the Purchaser and (ii) Purchaser shall, and shall cause its Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, or comes into the public domain through no fault of Purchaser) all nonpublic, confidential or proprietary information concerning the Seller that does not relate to the Purchased Assets or the Assumed

Liabilities, and Purchaser shall not, after the date hereof, use such information to the detriment of the Seller.

6.5 Transfer of Files. With respect to data, records, files, manuals and other documentation that embody the Program Technology or the Transferred Agreements, including: (i) studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; and (ii) all files, documents, correspondence, and records of attorneys or consultants of Seller relating to the prosecution of Program Patents, constituting Purchased Assets, Seller shall transfer and deliver all of the aforementioned items, on the Closing Date or thereafter on such date or dates as may be requested by Purchaser, to the locations, and in accordance with the instructions, specified by Purchaser at the Purchaser’s expense. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Purchased Assets, then the hard drive or other medium shall be imaged and provided to Purchaser in a reasonably accessible format at the Purchaser’s expense.

6.6 Investor Agreements of Purchaser. Seller shall execute and become a party to each of the Amended and Restated Right of First Refusal and Co-Sale Agreement and Voting Agreement as a “Key Holder” (as such term is defined in each such agreement), effective and contingent upon the initial issuance by Purchaser of shares of its preferred stock to investors, which agreements shall be substantially in the forms provided to Seller immediately prior to the Closing.

6.7 Distribution of Equity Consideration. After the Closing, the Seller shall have the right to transfer all or a portion of the Equity Consideration provided for in Section 2.5(a) to the Seller’s debt and equity holders as of the Closing Date that are accredited investors (as defined in Regulation D, promulgated under the Securities Act of 1933, as amended); provided that the Seller first provides notice to the Purchaser of any such transfer.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties. All representations and warranties made by Seller and Purchaser contained in this Agreement shall survive for a period of twelve (12) months after the Closing. All covenants and agreements made by Seller or Purchaser in or pursuant to this Agreement or any other Transaction Document shall survive the Closing and remain in full force and effect indefinitely to give effect to their respective terms, unless otherwise expressly provided for by their terms.

7.2 Indemnification by Seller. Subject to the limitations set forth in Section 7.5, Seller shall indemnify, defend, save and hold Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) harmless from and against all losses, costs, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding unforeseeable, speculative, special, indirect, consequential, exemplary and punitive damages (“Damages”) (but net of the amount of (x) any insurance proceeds realized by such Purchaser Indemnitees from insurance policies with respect to such matters or (y) any recoveries by any Purchaser Indemnitees from any third party, without duplication) resulting proximately from:

(a) Seller’s breach of any of the representations or warranties of Seller contained in this Agreement;

(b) Seller’s breach or nonfulfillment of any covenant or agreement made by Seller in or pursuant to this Agreement or in any Transaction Document; or

(c) Seller’s failure to satisfy any Liabilities relating to any Excluded Asset and any of its obligations relating to any of the Retained Liabilities.

7.3 Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold Seller and its Representatives (collectively, “Seller Indemnitees”) harmless from and against any and all Damages (but net of the amount of (a) any insurance proceeds realized by such Seller Indemnitees from insurance policies with respect to such matters or (b) any recoveries by any Seller Indemnitees from any third party, without duplication) resulting proximately from:

(a) Purchaser’s breach of any of the representations or warranties of Purchaser contained in this Agreement;

(b) Purchaser’s breach or nonfulfillment of any covenant or agreement made by Purchaser in or pursuant to this Agreement or in any Transaction Document; or

(c) Purchaser’s failure to fully assume and satisfy any Assumed Liabilities.

7.4 Notice of Claims. If (i) any Purchaser Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Damages for which it is entitled to indemnification under this ARTICLE VII, or (ii) any Claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing (the “Notice of Claim”). The Notice of Claim delivered pursuant to this Section 7.4 shall describe the Damages and/or Claim in reasonable detail and shall indicate the amount of the Damages that have been suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such Party’s rights under this ARTICLE VII or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

7.5 Limitation of Claims. The liability of Seller or Purchaser for indemnifiable Damages pursuant to Section 7 shall not be payable unless and until the aggregate amount of all Damages suffered or incurred by the Purchaser Indemnitees or Seller Indemnitees, as the case may be, collectively exceeds $50,000; thereafter, a Purchaser Indemnitee or Seller Indemnitee shall be entitled to seek compensation for Damages, and Seller or Purchaser, as applicable, shall be responsible for the payment of Damages to the extent in excess of $50,000. The aggregate liability of Seller or Purchaser for indemnifiable Damages pursuant to Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b) hereof shall in no event exceed $1,200,000 (the

“Indemnification Cap”). Notwithstanding the foregoing, the limitations on Damages set forth in this Section 7.5 shall not apply to any Damages arising from, or directly or indirectly relating to, any fraud by or on behalf of Seller or Purchaser, as applicable. Notwithstanding anything herein to the contrary, at the option of Seller, any Damages for which Purchaser Indemnitees may be entitled to pursuant to Section 7.2 may be satisfied by return of Equity Consideration to Purchaser, with each share thereof being valued at $0.336.

7.6 Objections to Claims. In case an Indemnifying Party shall object in writing to any Claim or Claims by an Indemnified Party made in any Notice of Claim, the Indemnified Party shall have twenty (20) days following the receipt of such written objection to respond in a written statement to the objection of Indemnifying Party. If after such twenty- (20) day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

7.7 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.6, Purchaser or Seller may initiate formal legal action pursuant to Section 8.5 to resolve such dispute.

7.8 Third Party Claims. Should any Claim be made or suit or proceeding be instituted against any Purchaser Indemnitee, which, if prosecuted successfully, would be a matter for which such Purchaser Indemnitee is entitled to indemnification pursuant to Section 7.2 (a “Purchaser Third Party Claim”), Purchaser shall notify Seller within five (5) days after Purchaser’s receipt of notification of the Purchaser Third Party Claim, including a description of the factual basis of the Purchaser Third Party Claim and shall indicate the amount of the Damages. Thereafter, Purchaser shall promptly deliver to Seller copies of all notices and documents (including court papers) received by Purchaser relating to the Purchaser Third Party Claim. Seller shall be entitled to participate in the defense of the Purchaser Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by Seller, if Seller gives written notice to Purchaser of its election to assume the defense of such Purchaser Third Party Claim within ten (10) days after Seller receives notice of such claim from Purchaser; provided, however, that Seller shall not be entitled to assume the defense of any Claim related to, either directly or indirectly, (i) the Program Technology or any intellectual property acquired by Purchaser in connection with this Agreement, (ii) criminal liability, (iii) in which equitable relief is sought against a Purchaser Indemnitee or (iv) with respect to which the potential Damages (estimated in good faith by the Purchaser Indemnitee) could be reasonably expected to exceed 200% of the then-existing balance of the Indemnification Cap. If Seller assumes the defense of a Purchaser Third Party Claim, Seller may not consent to the entry of any judgment or enter into any settlement with respect to the Purchaser Third Party Claim without the prior written consent of the Purchaser Indemnitee (not to be unreasonably withheld, conditioned or delayed) if (A) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Purchaser Indemnitee of a full release from all liability in respect to such Purchaser Third Party Claim, (B) such judgment or settlement would result in the finding or admission of any violation of Law by Purchaser or the rights of any person, (C) the sole relief provided is anything other than monetary damages or (D) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Purchaser Indemnitee. Purchaser will cooperate, at the expense of Seller, as Seller may reasonably request in investigating, defending and, subject to the terms set forth above, settling such Purchaser Third Party Claim. If Seller elects not to defend a Purchaser Third Party Claim, is not permitted to defend such Purchaser Third Party Claim or fails to notify Purchaser of its election as herein provided, Purchaser may pay, compromise, settle or defend such Purchaser Third Party Claim at the sole cost and expense of Seller if Seller is determined to be liable to Purchaser hereunder, provided, however, that no such payment in compromise or settlement of, or other compromise or settlement of, may be effected by Purchaser without the Seller’s consent (which shall not be unreasonably withheld, conditioned or delayed). In any event, Seller shall be entitled, at its expense, to participate in any defense of such Purchaser Third Party Claim with the consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Should any Claim be made or suit or proceeding be instituted against any Seller Indemnitee, which, if prosecuted successfully, would be a matter for which such Seller Indemnitee is entitled to indemnification pursuant to Section 7.3 (a “Seller Third Party Claim”), Seller shall notify Purchaser within twenty (20) days after Seller’s receipt of notification of the Seller Third Party Claim, including a description of the factual basis of the Seller Third Party Claim and shall indicate the amount of the Damages. Thereafter, Seller shall promptly deliver to Purchaser copies of all notices and documents (including court papers) received by Seller relating to the Seller Third Party Claim. Purchaser shall be entitled to participate in the defense of the Seller Third Party Claim and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by Purchaser, if Purchaser gives written notice to Seller of its election to assume the defense of such Seller Third Party Claim within five (5) days after Purchaser receives notice of such claim from Seller; provided, however, that Purchaser shall not be entitled to assume the defense of any Claim related to, either directly or indirectly, (i) criminal liability, (ii) in which equitable relief is sought against a Seller Indemnitee or (iii) with respect to which the potential Damages (estimated in good faith by the Seller Indemnitee) could be reasonably expected to exceed 200% of the then-existing balance of the Indemnification Cap. If Purchaser assumes the defense of a Seller Third Party Claim, Purchaser may not consent to the entry of any judgment or enter into any settlement with respect to the Seller Third Party Claim without the prior written consent of the Seller Indemnitee (not to be unreasonably withheld or delayed) if (A) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Seller Indemnitee of a full release from all liability in respect to such Seller Third Party Claim, (B) such judgment or settlement would result in the finding or admission of any violation of Law by Seller or the rights of any person, (C) the sole relief provided is anything other than monetary damages or (D) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Seller Indemnitee. Seller will cooperate, at the expense of Purchaser, as Purchaser may reasonably request in investigating, defending and, subject to the terms set forth above, settling such Seller Third Party Claim. If Purchaser elects not to defend a Seller Third Party Claim, is not permitted to defend such Seller Third Party Claim or fails to notify Seller of its election as herein provided, Seller may pay, compromise, settle or defend such Seller Third Party Claim at the sole cost and expense of Purchaser if Purchaser is determined to be liable to Seller or Seller Indemnitee hereunder, provided, however, that no such payment in compromise or settlement of, or other compromise or settlement of, may be effected by Seller without the Purchaser’s consent (which shall not be unreasonably withheld or delayed). In any event, Purchaser shall be entitled, at its expense, to participate in any defense of such Seller Third Party Claim with the consent of Seller, which shall not be unreasonably withheld.

7.9 Survival of Indemnification Claims. The indemnification obligations set forth in this ARTICLE VII shall survive the Closing.

7.10 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnitees, or by Purchaser to Seller Indemnitees, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

7.11 Sole Remedy. Subject to Section 8.12, each of the Purchaser and Seller acknowledges and agrees that (a) following the Closing, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedies of the Purchaser and Seller for any Damages related to a breach by the other Party of the representations or warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants, obligations or agreements in this Agreement other than Damages arising from, or directly or indirectly relating to, any fraud by or on behalf of Seller or Purchaser, as applicable (which Damages arising from or relating to any fraud by or on behalf of Seller may, at Seller’s option, be satisfied by return of Equity Consideration to Purchaser, with each share thereof being valued at $0.336). In furtherance of the foregoing sentence, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other Party and its Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII and the remedies set forth in Section 8.12.

ARTICLE VIII

GENERAL

8.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), (d) at the time transmitted by electronic mail, if transmitted during normal business hours of the recipient, and on the next business day if transmitted after normal business hours of the recipient or (e) three days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

(a) If to Purchaser:

K2 Therapeutics, Inc.

C/O 5AM Ventures

890 Winter Street, Suite 140

Waltham, MA 02451

Attention: Chief Executive Officer

Email: jstein@k2rx.com

Telephone: (858) 230-8519

Fax:

With a simultaneous copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Charles Bair

Email: cbair@cooley.com

Telephone: (858) 550-6142

Fax: (858) 550-6420

(b) If to Seller:

Seachaid Pharmaceuticals, Inc.

c/o Aisling Capital LLC

888 Seventh Avenue

New York, NY 10106

Attention: Chief Executive Officer

Email: selms@aislingcapital.com

Telephone: (212) 651-6388

Fax: (212) 651-6379

With a simultaneous copy to:

McDermott Will and Emery LLP

340 Madison Avenue

New York, NY 10173

Attention: Todd Finger

Email: tfinger@mwe.com

Telephone: (212) 547-5352

Fax: (212) 547-5444

8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Successors and Assigns; Parties In Interest.

(a) This Agreement shall be binding upon: the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller, the Purchaser; the other Indemnified Parties; and the respective successors and assigns (if any) of the foregoing.

(b) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser may assign any of its rights or delegate any of its obligations under this Agreement without consent of Seller if (i) such assignment is in connection with a merger or consolidation of Purchaser or the sale of the assets of Purchaser that are related hereto, with or to any entity which has aggregate assets that equal or exceed the aggregate assets of Purchaser at the time of such assignment, or (ii) such assignment is in connection with a merger or consolidation of Purchaser or the sale of the assets of Purchaser that are related hereto and, following such merger, consolidation or sale, Purchaser shall remain liable for the obligations set forth in Section 7 hereof.

(c) Except for the provisions of Section 7 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transaction Documents (other than in his or her capacity as a shareholder of Seller), and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transaction Documents.

8.4 Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

8.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

8.6 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

8.7 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

8.9 Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. The provisions hereof may be waived only in writing signed by all of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.10 Knowledge. For purposes of this Agreement, (i) the Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any of Steve Elms, Balasingam Radhakrishnan (also known as Radha Krishnan) or Kenneth James has knowledge of such fact or other matter and (ii) the Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if any of Jeff Stein or Kevin Forrest has knowledge of such fact or other matter.

8.11 Time Of The Essence. Time is of the essence of this Agreement.

8.12 Specific Performance. Each Party agrees that: (a) in the event of any breach or threatened breach by a Party of any covenant, obligation or other provision set forth in this Agreement, the other Party shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither the other Party nor its Representatives shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

K2 THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein
Name:	Jeffrey Stein
Title:	CEO

SEACHAID PHARMACEUTICALS, INC.

By:	/s/ Steve Elms
Name:	Steve Elms
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]